Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-43613, 333-110013 and 333-189767) of United Security Bancshares, Inc. of our report dated June 24, 2015, relating to the financial statements and supplemental schedule of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) as of December 31, 2014 and 2013 and for the year ended December 31, 2014, which appears in this Form 11-K.

/s/ Carr, Riggs & Ingram, LLC

Enterprise, Alabama

June 24, 2015